Shiloh Industries Reports 2005 Second Quarter and First Six Months Results

VALLEY CITY, OH -- 05/24/2005 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the second quarter and first half of fiscal 2005.

For the second quarter ended April 30, 2005, the Company reported sales of $166.8 million compared to sales of $179.8 million in the second quarter of fiscal 2004, a decrease of 7.2%. Net income for the second quarter of fiscal 2005 was $8.5 million, or $0.52 per share, diluted, compared to net income of $8.4 million, or $0.51 per share, diluted, for the second quarter of fiscal 2004. For the first half of fiscal 2005, sales were $318.3 million compared to $320.7 million in the first half of fiscal 2004. Net income for the first half of fiscal 2005 was $13.2 million, or $0.82 per share, diluted, compared to net income of $9.4 million, or $0.58 per share, diluted, for the first half of fiscal 2004. Net income for the second quarter and first half periods of fiscal 2005 includes a benefit of $2.0 million, or $0.12 per share, related to the reversal of a tax valuation allowance for tax credits and reserves for certain other related tax contingencies that were resolved during the quarter, eliminating the requirement for these reserves that had been established in earlier years.

Sales in the second quarter of fiscal 2005 declined 7.2%, which was consistent with the decreases in production that the domestic automotive and light truck manufacturers experienced during the second quarter. According to industry statistics, during the second quarter of fiscal 2005, production of automobiles and light trucks by domestic manufacturers declined 9.4% from the production levels of the fiscal 2004 second quarter. Total vehicle production in North America declined 4.7% in the second quarter of 2005 from a year ago. For the first half of fiscal 2005, the Company's sales of $318.3 million were 0.7% less than first half sales of fiscal 2004.

Operating income for the second quarter of fiscal 2005 was $12.6 million compared to $16.3 million for the second quarter of fiscal 2004. The reduced production levels of Shiloh's major customers and rising material costs were the major causes of the reduced operating income. These factors were partially offset by decreases in manufacturing expenses and selling, general and administrative expenses on a year-over-year basis in response to the lower production levels. Operating income for the first half of fiscal 2005 was $23.5 million compared to $20.8 million of operating income for the first half of fiscal 2004.

In commenting on the quarter and year-to-date results, President and CEO, Theodore K. Zampetis said, "Shiloh's second quarter results reflect the preparation that the Company made in anticipation of the possibility of reduced sales volume. That possibility was realized during this quarter and our lower breakeven point and our reduced cost structure that has resulted from improved efficiencies, lower waste costs and reduced manufacturing expenses has been beneficial for the Company. In spite of reduced volumes, the Company reported strong operating income and cash flow."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,050.

A conference call to discuss fiscal 2005 second quarter and first six months results will be held on Tuesday, May 24, 2005 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 322-0079 approximately 5 minutes prior to the start time and request the Shiloh Industries second quarter conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Tuesday, May 24, 2005, through 5:00 p.m. (ET) Monday, May 30, 2005. To access the replay, call (877) 519-4471 and enter conference code 6050222.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in Shiloh's public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

                           SHILOH INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)
                (Amounts in thousands, except per share data)

                            Three months ended     Six months ended
                                April 30,             April 30,
                             2005       2004       2005       2004
                           --------   --------   --------   --------

Revenues                   $166,803   $179,805   $318,326   $320,699
Cost of sales               144,764    153,781    277,031    281,449
                           --------   --------   --------   --------
  Gross profit               22,039     26,024     41,295     39,250
Selling, general and
 administrative expenses      9,451      9,728     17,761     18,444
                           --------   --------   --------   --------
  Operating income           12,588     16,296     23,534     20,806
Interest expense              1,541      2,183      4,789      4,923
Interest income                  46          7         81          9
Other expense, net             (401)      (191)      (437)      (108)
                           --------   --------   --------   --------
  Income before
   income taxes              10,692     13,929     18,389     15,784
Provision for income
 taxes                        2,167      5,572      5,169      6,314
                           --------   --------   --------   --------
  Net income               $  8,525   $  8,357   $ 13,220   $  9,470
                           ========   ========   ========   ========

Earnings per share:
Basic earnings per share   $    .54   $    .53   $    .84   $    .60
                           ========   ========   ========   ========
Basic weighted average
 number of common shares     15,920     15,616     15,895     15,540
                           ========   ========   ========   ========

Diluted earnings
 per share                 $    .52   $    .51   $    .82   $    .58
                           ========   ========   ========   ========
Diluted weighted average
 number of common shares     16,442     16,177     16,418     16,078
                           ========   ========   ========   ========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600